Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) dated as of November 5, 2017 is by and between Hill Path Capital LP (“Hill Path”) and SeaWorld Entertainment, Inc. (the “Company”).

WHEREAS, the Company and Hill Path have engaged in discussion concerning the Company;

WHEREAS, on May 1, 2017, Hill Path and certain of its affiliates filed a Schedule 13D (as subsequently amended, the “Schedule 13D”) with the Securities and Exchange Commission (the “SEC”), which Schedule 13D disclosed that Hill Path and such affiliates had beneficial ownership of 14.5% of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) as of August 24, 2017, and Hill Path has subsequently informed the Company that it has acquired beneficial ownership of additional Common Stock and that its beneficial ownership of Common Stock as of the date hereof is as set forth on Exhibit A;

WHEREAS, each of the Company’s Board of Directors (the “Board”) and Hill Path have considered the qualifications of Scott I. Ross (the “Designee”) to serve on the Board; and

WHEREAS, the Company and Hill Path have determined to come to an agreement regarding the appointment of the Designee to the Board and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Appointment and Nomination.

(a)The Company agrees that, in accordance with the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) and Third Amended and Restated Bylaws (as amended from time to time, the “Bylaws”) and Delaware law, and effective immediately following the execution of this Agreement, the Board shall:

(i)if there is not a vacant seat on the Board at such time to be filled by the Designee pursuant to Section 1(a)(ii), expand the size of the Board to create one (1) vacancy to be filled by the Designee pursuant to Section 1(a)(ii);

(ii)appoint the Designee (or his replacement as chosen in accordance with Section 1(d)) to fill the vacancy on the Board; and

(iii)concurrent with the appointment of the Designee to the Board, take such action as is necessary such that the Designee is appointed to the Board Revenue Committee; provided, that with respect to such committee appointment, the Designee is and continues to remain eligible to serve as a member of such committee pursuant to the Company’s Corporate Governance Principles, applicable law and the listing standards of the New York Stock Exchange (the “NYSE”), if any, that are applicable to the composition of such a committee.  The Board shall take all actions necessary to ensure that, during the Standstill Period, any new executive committee of the Board formed on or after the date of this Agreement includes the Designee; provided, that with respect to such committee appointment, the Designee is and continues to remain eligible to serve as a member of such committee pursuant to the Company’s Corporate Governance Principles, applicable law and the listing standards of the NYSE.  Without limiting the foregoing, it is understood that Hill Path desires the Designee be considered for appointment to the Compensation Committee, and the Board agrees that it shall give the Designee the same due consideration for membership to any committee of the Board, including, without limitation, the Compensation Committee, as any other independent director at such time when committee appointments are considered by the Board.

(b)The Designee has provided to the Company a completed D&O Questionnaire in the form provided to Hill Path by the Company prior to the execution of this Agreement.  The Designee shall receive the Company’s customary new director orientation.

(c)Hill Path acknowledges that, at all times while the Designee serves as a member of the Board, Hill Path shall cause the Designee to comply with all current and future policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members (or any applicable subset thereof) (the “Company Policies”), true copies of which, to the extent current, have been provided to Hill Path (and any future policies to be so provided promptly following adoption thereof), including, without limitation, the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and all trading and confidentiality obligations and guidelines (including the obligation to preserve the confidentiality of all information, whether written or oral, received in one’s capacity as a director), subject to the following:

(i)notwithstanding anything to the contrary contained therein and except to the extent the Board reasonably determines is required by applicable law, no Company Policy (whether currently in effect or adopted after the date hereof and including the Company’s Securities Trading Policy) shall apply to Hill Path and the Hill Path Affiliates (as defined below) from after the time the Designee ceases to be a member of the Board, but, for the avoidance of doubt, Hill Path acknowledges and agrees that (A) it is aware, and will advise each of the Hill Path Affiliates and other representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (B) certain of Hill Path’s and the Designee’s obligations set forth in that certain Undertaking Agreement, by and among the Designee, the Company and Hill Path, dated as of the date hereof (the “Undertaking Agreement”), or in the Director Confidentiality Agreement referred to in the Undertaking Agreement shall continue after the time Designee ceases to be a member of the Board;

(ii)subject to and in accordance with the terms of the Undertaking Agreement, the Designee is permitted to and may provide information to the Hill Path Associates (as defined therein);

(iii)the General Counsel will consider any requests for pre-clearance under the Company’s Securities Trading Policy or any similar policy in good faith; and

(iv)all future Company Policies, including any amendment or supplement to any existing Company Policies, shall (A) be adopted in good faith and (B) not be inconsistent in any material respect with Hill Path's rights under this Agreement or the Undertaking Agreement (except to the extent required by applicable law).

(d)If, during the Standstill Period (as defined below), (i) the Designee resigns (including by reason of a change in principal business occupation or position or service on additional boards), is removed or refuses to serve, or if the Designee is unable to serve due to death or disability, in each case provided that the Designee is otherwise then entitled to be appointed, to be nominated or to serve, as applicable, as a director of the Company pursuant to this Agreement, then Hill Path shall, in its sole discretion, select a replacement director to serve as the Designee who is (A) reasonably acceptable to the Board (such acceptance not to be unreasonably withheld, conditioned or delayed) and who shall (B) (x) qualify as an independent director of the Company under the listing rules of NYSE and under the Company’s Corporate Governance Guidelines and otherwise qualify to serve as a director under the Company’s Bylaws and Corporate Governance Guidelines and (y) provide a completed D&O Questionnaire in the form provided to Hill Path by the Company prior to the execution of this Agreement, and thereafter such individual shall be promptly appointed to the Board to fill the remaining term of the Designee and shall be considered to be a “Designee” under this Agreement.

(e)Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under this Agreement shall terminate immediately if either (i) Hill Path ceases to satisfy the Minimum Condition (as defined below) or (ii) the Board reasonably determines that Hill Path breached any of the terms of this Agreement or of the Undertaking Agreement, in each case, in any material respect, and such breach is not cured within fifteen (15) days after receipt by Hill Path of written notice from the Company specifying such breach. In furtherance of this Section 1(e), the Designee will, prior to and as a condition to the Designee’s appointment to the Board, execute an irrevocable resignation letter in the form of Exhibit B (the “Irrevocable Resignation Letter”) and deliver it to the Company.  Notwithstanding the foregoing, in the case of Hill Path ceasing to satisfy the Minimum Condition, the Irrevocable Resignation Letter shall become effective only after the Board has given due consideration to the views expressed by the Designee with respect to such resignation and the Board has concluded that the Designee should resign.  As used herein, “Minimum Condition” means, collectively, the beneficial ownership by Hill Path (together with its Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act; provided, that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”) (collectively (with Hill Path) and individually, the “Hill Path Affiliates”)) of an aggregate Net Long Position (as defined below) of 6,791,203 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments); and “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), mutatis mutandis, but the “long position” of such person for this purpose shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.  Hill Path shall notify the Company promptly in the event (and in no less than three (3) business days after) Hill Path (together with the Hill Path Affiliates) ceases to satisfy the Minimum Condition (based on the number of outstanding shares of Common Stock as most recently disclosed by the Company on the cover of a publicly filed Form 10-K or Form 10-Q or otherwise communicated in writing by the Company to Hill Path).

(f)Hill Path acknowledges and shall cause the Designee to acknowledge in writing that the Designee shall have all of the rights and obligations, including fiduciary duties to the Company and its stockholders, of a director under applicable law and the Company’s organizational documents while the Designee is serving on the Board.

(g)During the Standstill Period, the Board shall not increase in size to more than thirteen (13) directors without the consent of the Designee.

2.Standstill.

(a)For purposes of this Agreement the term “Standstill Period” means the period commencing on the date hereof and ending on the earliest of (i) the day after the date of the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), (ii) breach by the Company, in any material respect, of its obligations under this Agreement which is not cured within fifteen (15) days after receipt by the Company of written notice from Hill Path specifying the material breach and (iii) the date on which Hill Path delivers written notice to the Company of termination of the Standstill Period; provided, that such notice to terminate the Standstill Period pursuant to this clause (iii) (A) may not be delivered prior to the date that is thirty (30) days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2018 Annual Meeting and not later than the date of such expiration and (B) shall be accompanied by a duly executed irrevocable resignation letter in the form of Exhibit C from the Designee effective as of the date of delivery of such notice.  For the avoidance of doubt, the Standstill Period shall terminate upon delivery of such notice, whether or not the resignation letter is accepted by the Company.

(b)During the Standstill Period, unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s independent directors (determined in accordance with the standards set forth in Rule 10A-3 under the Exchange Act) not including the Designee, Hill Path shall not, and shall cause each of the Hill Path Affiliates not to, in each case directly or indirectly, in any manner, acting alone or in concert with others:

(i)make, engage in, or in any way participate in or knowingly and expressly encourage any solicitation of “proxies” or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act, but without regard to the exclusion set forth in Rule 14a1(l)(2)(iv) of the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders or seeks to pass an action by written consent), in each case, with respect to securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”);

(ii)form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with respect to the securities of the Company (other than a “group” that includes all or some of the Hill Path Affiliates, but does not include any other entities or persons that are not Hill Path Affiliates as of the date hereof);

(iii)acquire, offer or propose to acquire, or agree to acquire any securities of the Company if, after giving effect to such acquisition, Hill Path and the Hill Path Affiliates (together with any individual or entity that would be deemed to be part of a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with Hill Path or any Hill Path Affiliate would own, control or otherwise have any beneficial or other ownership interest in an amount in excess of 17.5% of the Common Stock outstanding at such time, based on the total number of shares of Common Stock outstanding as most recently disclosed by the Company on the cover of a publicly filed Form 10-K or Form 10-Q or otherwise communicated in writing by the Company to Hill Path;

(iv)other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by Hill Path or any Hill Path Affiliate to any person or entity not a party to this Agreement (a “Third Party”) that, to Hill Path’s or the Hill Path Affiliate’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its affiliates and associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(v)deposit, or otherwise in any manner agree, attempt, seek or propose to deposit, any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among Hill Path and the Hill Path Affiliates and otherwise in accordance with this Agreement;

(vi)seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a contested “solicitation” (as such term is defined or used under the Exchange Act) for the appointment, election or removal of directors with respect to the Company or seek, knowingly encourage or take any other action with respect to the appointment, election or removal of any directors;

(vii)(A) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any referendum of stockholders, (B) make, effect or seek to effect, any public offer, propose to effect, cause or participate in, or in any way assist or facilitate any Third Party in making or effecting, an offer or proposal (with or without conditions), with respect to any merger, scheme of arrangements, takeover offer, acquisition, recapitalization, restructuring, disposition, other business combination or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or publicly solicit, encourage, initiate or support any Third Party in making such an offer or proposal, (C) publicly comment on any Third Party proposal regarding any Extraordinary Transaction, (D) call or seek to call a special meeting of stockholders, including by written consent, (E) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the Delaware General Corporate Law or similar statutory requirement or (F) present or seek to present at any annual meeting or any special meeting of the Company’s stockholders;

(viii)engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(ix)advise, encourage, support or influence any person or entity (other than any Hill Path Affiliate) with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except as specifically permitted elsewhere in this Agreement;

(x)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably expected to trigger public disclosure obligations for any party to this Agreement;

(xi)except as expressly set forth herein, (A) knowingly take any action in support of or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of the Company, including by taking any action to change the number or term of directors or to fill any vacancies on the Board; (ii) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company; (iii) any other material change in the Company’s management, business or corporate structure; (iv) seeking to have the Company waive or make amendments or modifications to the Company’s Certificate of Incorporation or the Bylaws, or other actions, that may impede or facilitate the acquisition of control of the Company by any person; (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act or (B) otherwise act, alone or in concert with others, to seek to control or influence the management or policies of the Company; provided, however, that nothing herein shall prohibit Hill Path from engaging in private discussions with the Company in furtherance of an any of the foregoing.

(xii)make or cause to be made, or in any way knowingly encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders the Company or Affiliates thereof or any of their respective current or former officers, directors or employees.

(xiii)make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xiv)institute, solicit, assist or join, as a party, any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 9; or

(xv)enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any public statement inconsistent with any of the foregoing.

The foregoing provisions of this Section 2(b) shall not be deemed to prohibit (and the documents referenced in Section 1(c) or any successor documents shall not prohibit) Hill Path or its directors, officers, partners, employees, members or agents (acting in such capacity) (“Representatives”) from privately requesting a waiver of any of the foregoing provisions of this Section 2(b) from the Board, so long as such requests are in accordance with the Undertaking Agreement and are not intended to, and would not reasonably be expected to, trigger public disclosure obligations for any party to this Agreement.

(c)The Company agrees that, during the Standstill Period it shall not, and shall cause each of its Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act; provided, that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”), not to, directly or indirectly, in any manner, alone or in concert with others, make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders Hill Path or any Hill Path Affiliate or any of their respective current or former Representatives.

(d)Nothing in Section 2(b) shall be deemed to:

(i)limit the exercise in good faith by the Designee of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Hill Path’s obligations under this Agreement; or

(ii)prohibit or restrict Hill Path, any Hill Path Affiliate or the Designee from engaging in discussions with Sun Wise (UK) Co., Ltd, Zhonghong Zhuoye Group Co., Ltd., or Zhonghong Holding Co., Ltd (collectively “ZHG”) so long as such discussions are not intended to, and would not reasonably be expected to, trigger public disclosure obligations for any party to this Agreement or ZHG.

(e)Following such time as the Company enters into an agreement with any person or group that provides for an Extraordinary Transaction that would result in the Company’s stockholders immediately prior to such transaction holding, directly or indirectly, less than 50% of the common and equivalent equity of the surviving entity resulting from the business combination after such transaction, Hill Path and/or any Hill Path Affiliate may engage in any of the activities specified in Section 2(b) above (other than Section 2(b)(x)).

(f)For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

3.Voting Agreement. During the Standstill Period, Hill Path shall cause all shares of Common Stock beneficially owned, directly or indirectly, and entitled to vote as of the applicable record date by it, and by each Hill Path Affiliate, to be present for quorum purposes and to be voted, at each annual meeting of stockholders (and at any adjournments or postponements thereof), and further agrees that it shall cause all such shares, and shall cause each Hill Path Affiliate to cause all such shares, at each such meeting, to be voted in favor of the Designee and all current directors as of the date of this Agreement nominated by the Board for election at each such meeting.

4.Business Combinations. The Board (or a duly authorized committee thereof) has taken all action necessary to render inapplicable to Hill Path and, to the fullest extent permitted by applicable law, any other Hill Path Affiliate the restrictions on “business combinations” set forth in Article X of the Company’s Certificate of Incorporation, but only to the extent that Hill Path does not own (as defined in such Article) 17.5% or more of the outstanding voting stock of the Company unless the Board has approved the transaction which resulted in Hill Path becoming the owner of 17.5% or more of the outstanding voting stock of the Company.  For the avoidance of doubt, Hill Path acknowledges and agrees that the restrictions on business combinations set forth in such Article X shall be fully applicable to Hill Path (and any such Affiliate) to the extent Hill Path becomes the owner of  17.5% or more of the outstanding voting stock of the Company without such Board approval.

5.Representations of the Company. The Company represents and warrants to Hill Path as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound, except in the case of clause (c), for any such violation, conflict, breach, default or otherwise that would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the financial condition of the Company, taken as a whole.

6.Representations of Hill Path. Hill Path represents and warrants to the Company as follows: (a) Hill Path is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by Hill Path, constitutes a valid and binding obligation and agreement of Hill Path and is enforceable against Hill Path in accordance with its terms; (c) each of Hill Path and the Hill Path Affiliates, beneficially owns, directly or indirectly, such number of shares of Common Stock as indicated on Exhibit A (which exhibit includes a complete and accurate specification of which person is the beneficial owner and the form of ownership (including (i) shares that such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, (ii) shares of which such person has economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument related to the price of shares of Common Stock, (iii) shares over which such person controls or owns the voting power and (iv) the extent to which such person has entered into a derivative or other agreement, arrangement or understanding that directly hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares), and such shares of Common Stock constitute all of the Common Stock beneficially owned by Hill Path and the Hill Path Affiliates or in which Hill Path or the Hill Path Affiliates have any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise and (d) Hill Path has, and at all relevant times shall have, the requisite power and authority to cause each of the Hill Path Affiliates to comply with the terms hereof applicable to Hill Path Affiliates.

7.Public Announcement.

(a)Hill Path and the Company shall announce this Agreement by means of a joint press release in the form attached hereto as Exhibit D (the “Press Release”) no later than 9 a.m., New York City time, on November 7, 2017.

(b)The Company shall promptly prepare and file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement and the Press Release as exhibits thereto.

(c)Hill Path shall, and shall cause each of the Hill Path Affiliates to, cause any public filings that reference the entry into this Agreement to be consistent with the Press Release and the terms of this Agreement.

(d)Other than as contemplated by Section 7(a) or Section 7(c), none of Hill Path, the Hill Path Affiliates or the Designee shall issue a press release in connection with this Agreement or the actions contemplated hereby.

8.Undertaking Agreement. The parties hereby agree that, notwithstanding any other provision of this Agreement to the contrary, Hill Path may be provided confidential information in accordance with and subject to the terms of the Undertaking Agreement.  Hill Path acknowledges and agrees, on its own behalf and on behalf of the Hill Path Affiliates, that (a) until such time as the Undertaking Agreement becomes effective, neither Hill Path nor any of the Hill Path Affiliates will request to receive, or knowingly and willingly accept, any confidential information concerning the Company, its subsidiaries or their respective businesses and (b) non-public materials provided to the Board or committees thereof and written or verbal communications relating thereto shall be deemed confidential information.

9.Miscellaneous. The parties agree that irreparable damage may occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages.  Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware, and to require the resignation of the Designee from the Board following such time as any of the conditions in Section 1(e) is satisfied, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking or obtaining such relief.  Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and the federal and other state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 12 hereof or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.Expenses. The Company shall reimburse Hill Path for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Hill Path’s and the Hill Path Affiliates’ negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $500,000 in the aggregate.

11.Entire Agreement; Amendment. This Agreement and the Irrevocable Resignation Letter, together with the Undertaking Agreement and any previously existing written non-disclosure agreement executed by the parties, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12.Notices. All notices, notifications, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when actually received during normal business hours at the address specified in this subsection :

if to the Company:

SeaWorld Entertainment, Inc.
9205 South Park Center Loop, Suite 400

Orland, Florida 32819
Attention: G. Anthony (Tony) Taylor
Email: tony.taylor@seaworld.com
Facsimile: (407) 226-5039

with a copy (which shall not constitute notice) to:

Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:   Christopher E. Austin, Esq.
                    Pamela L. Marcogliese, Esq.
Facsimile: (212) 225-3999

if to Hill Path:

Hill Path Capital LP
150 East 58th Street, 32nd Floor
New York, NY 10155
Attention: Scott I. Ross
Email: ross@hillpathcap.com
Facsimile: (646) 619-4844

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attention: Adam K. Weinstein

Email: aweinstein@akingump.com

Facsimile: (212) 872-1002

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Steve Wolosky
Email: swolosky@olshanlaw.com
Facsimile: (212) 451-2222

13.Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14.Termination. This Agreement shall terminate upon the expiry of the Standstill Period, except the provisions of Sections 4, 9, 10, 11, 12, 13, 14, 16 and 17, which shall survive such termination.  Termination shall not relieve any party hereto from liability for breach of any provision of this Agreement prior to such termination.

15.Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

16.No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon (other than successors to the parties hereto) or enforceable by any other persons.  No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.  Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

17.Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

HILL PATH CAPITAL LP

By:/s/ Scott I. Ross Name: Scott I. Ross Title: Managing Partner

SEAWORLD ENTERTAINMENT, INC.

By:/s/ Joel K. Manby Name: Joel K. Manby Title: Chief Executive Officer and President

EXHIBIT A
HILL PATH INTERESTS

Hill Path Affiliate	Beneficial Ownership
Hill Path Capital Partners LP (“Hill Path Capital”)	5,485,320 shares of Common Stock owned directly
Hill Path Capital Co-Investment Partners LP (“Hill Path Co-Investment”)	166,046 shares of Common Stock owned directly
Hill Path Capital Partners-H LP (“Hill Path H”)	1,334,162 shares of Common Stock owned directly
Hill Path Capital Partners Co-Investment E LP (“Hill Path E”)	6,109,962 shares of Common Stock owned directly
Hill Path Capital Partners Co-Investment E2 LP (“Hill Path E2”)	402,016 shares of Common Stock owned directly
Hill Path Capital Partners Co-Investment S LP (“Hill Path S”)	83,900 shares of Common Stock owned directly
Hill Path Capital Partners GP LLC (“Hill Path GP”)

Hill Path GP, as the general partner of each of Hill Path Capital, Hill Path Co-Investment and Hill Path H, may be deemed the beneficial owner of the (i) 5,485,320 shares of Common Stock owned by Hill Path Capital, (ii) 166,046 shares of Common Stock owned by Hill Path Co-Investment and (iii) 1,334,162 shares of Common Stock owned by Hill Path H.

Hill Path Capital Partners E GP LLC (“Hill Path E GP”)

Hill Path E GP, as the general partner of each of Hill Path E and Hill Path E2, may be deemed the beneficial owner of the (i) 6,109,962 shares of Common Stock owned by Hill Path E and (ii) 402,016 shares of Common Stock owned by Hill Path E2.

Hill Path Capital Partners S GP LLC (“Hill Path S GP”)	Hill Path S GP, as the general partner of Hill Path S, may be deemed the beneficial owner of the 83,900 shares of Common Stock owned by Hill Path S.
Hill Path Investment Holdings LLC (“Hill Path Investment Holdings”)

Hill Path Investment Holdings, as the managing member of each of Hill Path GP, Hill Path E GP and Hill Path S GP, may be deemed the beneficial owner of the (i) 5,485,320 shares of Common Stock owned by Hill Path Capital, (ii) 166,046 shares of Common Stock owned by Hill Path Co-Investment, (iii) 1,334,162 shares of Common Stock owned by Hill Path H, (iv) 6,109,962 shares of Common Stock owned by Hill Path E, (v) 402,016 shares of Common Stock owned by Hill Path E2 and (vi) 83,900 shares of Common Stock owned by Hill Path S.

Hill Path Capital LP (“Hill Path”)

Hill Path, as the investment manager of each of Hill Path Capital, Hill Path Co-Investment, Hill Path H, Hill Path E, Hill Path E2 and Hill Path S, may be deemed the beneficial owner of the (i) 5,485,320 shares of Common

Stock owned by Hill Path Capital, (ii) 166,046 shares of Common Stock owned by Hill Path Co-Investment, (iii) 1,334,162 shares of Common Stock owned by Hill Path H, (iv) 6,109,962 shares of Common Stock owned by Hill Path E, (v) 402,016 shares of Common Stock owned by Hill Path E2 and (vi) 83,900 shares of Common Stock owned by Hill Path S.

Hill Path Holdings LLC (“Hill Path Holdings”)

Hill Path Holdings, as the general partner of Hill Path, may be deemed the beneficial owner of the (i) 5,485,320 shares of Common Stock owned by Hill Path Capital, (ii) 166,046 shares of Common Stock owned by Hill Path Co-Investment, (iii) 1,334,162 shares of Common Stock owned by Hill Path H, (iv) 6,109,962 shares of Common Stock owned by Hill Path E, (v) 402,016 shares of Common Stock owned by Hill Path E2 and (vi) 83,900 shares of Common Stock owned by Hill Path S.

Scott I. Ross

Mr. Ross, as the managing partner of each of Hill Path Investment Holdings, Hill Path and Hill Path Holdings, may be deemed the beneficial owner of the (i) 5,485,320 shares of Common Stock owned by Hill Path Capital, (ii) 166,046 shares of Common Stock owned by Hill Path Co-Investment, (iii) 1,334,162 shares of Common Stock owned by Hill Path H, (iv) 6,109,962 shares of Common Stock owned by Hill Path E, (v) 402,016 shares of Common Stock owned by Hill Path E2 and (vi) 83,900 shares of Common Stock owned by Hill Path S.

EXHIBIT B

FORM OF RESIGNATION

November 5, 2017

SeaWorld Entertainment, Inc.
9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

Attention: Board of Directors

Re: Resignation

Ladies and Gentlemen:

This resignation letter is delivered pursuant to Section 1(e) of the Cooperation Agreement, dated as of November 5, 2017 (the “Agreement”), by and between SeaWorld Entertainment, Inc. (the “Company”) and Hill Path Capital LP.  Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.  I hereby resign from (i) my position as a director of the Company, (ii) any and all committees of the Board on which I serve, (iii) all other directorships, offices or other capacities at the Company and any of its subsidiaries’ and affiliates’ boards and committees and (iv) any outside directorships, memberships or other affiliations in which I participate as a representative of the Company or of any of its subsidiaries or affiliates.  This resignation shall not be effective unless and until the conditions in Section 1(e) of the Agreement have been satisfied and the Board has concluded that I should resign in accordance with Section 1(e) of the Agreement.

This resignation is in addition to, and not in replacement, of any other letter of resignation that I am required to execute and deliver pursuant to the Bylaws or Corporate Governance Guidelines of the Company.

This resignation is irrevocable and may not be withdrawn by me at any time.

Very Truly Yours,

EXHIBIT C

FORM OF IRREVOCABLE RESIGNATION

IN CONNECTION WITH TERMINATION OF STANDSTILL PERIOD

[Date]

SeaWorld Entertainment, Inc.
9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

Attention: Board of Directors

Re: Resignation

Ladies and Gentlemen:

Effective  immediately, I hereby resign from (i) my position as a director of the SeaWorld Entertainment, Inc. (the “Company”), (ii) any and all committees of the Board of Directors of the Company on which I serve, (iii) all other directorships, offices or other capacities at the Company and any of its subsidiaries’ and affiliates’ boards and committees and (iv) any outside directorships, memberships or other affiliations in which I participate as a representative of the Company or of any of its subsidiaries or affiliates.

This offer of resignation is irrevocable and may not be withdrawn by me at any time.

Very Truly Yours,

EXHIBIT D

FORM OF PRESS RELEASE

SEAWORLD ANNOUNCES APPOINTMENT OF SCOTT ROSS TO BOARD OF DIRECTORS

ORLANDO, Fla. – November 7, 2017 – SeaWorld Entertainment, Inc. (NYSE: SEAS) (“SeaWorld”), a leading theme park and entertainment company, today announced that it has appointed Scott Ross, Founder and Managing Partner of Hill Path Capital LP (“Hill Path”), to its Board of Directors and Revenue Committee, effective November 5, 2017. With the addition of Mr. Ross, SeaWorld’s Board of Directors will comprise 9 directors, 8 of whom are independent.

“We welcome Scott to the Board and look forward to working together on behalf of all our shareholders and other important stakeholders,” said SeaWorld Chairman Yoshikazu Maruyama. “Scott has a strong track record of working collaboratively with companies in which he invests to help build long-term value.”

“SeaWorld Entertainment owns and operates a diverse portfolio of high quality, differentiated and irreplaceable entertainment assets with tremendous long-term potential.  I have great respect for the SeaWorld Board and management team and I look forward to working closely with them to drive increased value for all shareholders,” Mr. Ross said.

Don Robinson, lead independent director of SeaWorld said, “Scott brings valuable insights to the Board given his financial background, extensive experience as a director, and his perspective as a significant SeaWorld shareholder.”

Prior to founding Hill Path in 2014, Mr. Ross served as a Partner at Apollo Global Management, where he was responsible for leading private equity and debt investments in the lodging, leisure, entertainment, consumer and business services sectors.  Mr. Ross also held various investment roles at Goldman, Sachs & Co. and Shumway Capital.  Mr. Ross is a director of Great Wolf Resorts, Inc. and previously served as a director of CEC Entertainment, Inc. (parent company of Chuck E. Cheese’s) and EVERTEC, Inc.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry, and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned, or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 31,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The company's theme parks feature a diverse array of rides, shows, and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.